SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

H. J. Heinz Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following handout was prepared by H. J. Heinz Company:

Top 10 Reasons to Vote the WHITE Card

1)	Heinz has the right Board, the right plan, the right management team and the right employees.

2)	The Heinz plan is working. The company has momentum. Heinz is executing against its clear growth strategy, is generating strong results and has increased shareholder value.

3)	Don’t let Mr. Peltz turn our world-class brands into junk. The Peltz plan would cripple Heinz, our view, increasing Heinz’s debt levels to an irresponsible level, jeopardizing the Company’s ability to invest in its world-class brands and products.

4)	Mr. Peltz is attacking five extremely experienced, highly qualified, independent Directors, who have devoted their full attention to ensuring that Heinz has the right strategy to win in the global marketplace. Trading his nominees for ours would represent an enormous loss to our company.

5)	We believe Mr. Peltz is proposing a self-interested and under-qualified clique of directors in a thinly-disguised bid for control of Heinz. Mr. Peltz’s nominees for Heinz’s Board include his business partner of 30 years, his son-in-law, his close golfing buddy, and his former employee.

6)	Two of his proposed directors (Nelson Peltz and Peter May) have been personally sued by shareholders for self-dealing, securities fraud and common law fraud, and have been publicly censured by the London Stock Exchange. Are these the types of directors you want Heinz to have?

7)	Heinz’s Total Shareholder Return has outperformed the average of the food industry since the launch of our strategy in December 2002. The Trian criticism of shareholder returns conveniently ignores dividend payments.

8)	The Peltz plan we believe would damage the company and its employees. To illustrate this point -- even if Heinz eliminated every single general and administrative employee around the globe, we would not be able to save the $400 million that Mr. Peltz recklessly proposes.

9)	Heinz is proud of its role as a leading corporate citizen in Pittsburgh. Mr. Peltz talks about his newfound respect for Pittsburgh, but there is no reason to believe this is true. Who really knows what Mr. Peltz and his Cayman Islands-based hedge fund have in store for Heinz and its dedicated employees, customers and others?

10)	Vote for Independence. Vote the WHITE card. Your Board of Directors is independent. Important decisions are taken with only the best interests of the Company and its shareholders mind. In stark contrast, we believe Mr. Peltz is proposing a self-interested clique. Based on all the facts, we strongly believe the Peltz team would vote as a single bloc and look after only their own interest. We are certain that electing the Peltz team of directors is not in the best interest of the H.J. Heinz Company’s present or future.

The WHITE Card is the Right Card

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The following excerpts are from a speech delivered by Bill Johnson to employees of H. J. Heinz Company and have been delivered to certain members of the press:

Excerpts from Bill Johnson’s meeting with 1,000 Heinz employees in Pittsburgh
July 18, 2006

I speak not just for myself but for all of senior management and the board when I say we are heartened by the way so many of you have reached out to ask how you can help win this contest. But I am in no way surprised.  The Heinz team represents the best of the best - a team committed to do what it takes to win with our customers and our consumers.  This is your Company – and I know you care about its present and future as much as I do.

Now let’s examine what this all means for Heinz, our shareholders and our employees.   The potential impact on Heinz is serious and this is one of the most important contests in our Company’s history:  It extends from the boardroom, to the plant floor, to our offices here in Pittsburgh.

In addition to potentially losing a Board of Directors whose interests are aligned with yours, you owe it to yourself to understand clearly that Mr. Peltz and the Trian hedge fund are proposing $575 million of cost cuts at Heinz, cuts that we believe would cripple the Company.

For example, Trian wants to cut selling, general and administrative expenses by $400 million.  To put that unrealistic proposal in perspective, even if everyone in this room and every one of our general and administrative colleagues around the globe were fired tomorrow, it would still not add up to $400 million.

While Mr. Peltz and his Cayman Islands-based fund have said they have no intention of moving Heinz out of Pittsburgh, we are very concerned they are not committed to keeping Heinz in this city.

Contrary to Trian’s misleading and unfair criticism, which seeks to cast Heinz and your good work in the worst possible light, Heinz has, in fact, increased shareholder value and outperformed the food industry average since December 20, 2002, when we launched our strategy to focus on three core businesses with the divestiture of our non-core U.S. businesses.

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The bottom line is that Heinz has the right plan, the right team in this room and around the globe and the right Directors to ensure that our efforts to deliver Superior Value and Growth will succeed. Our Company, our shareholders and our employees cannot afford the risk posed by the Peltz/Trian Group at this critical juncture for Heinz.

Heinz is committed to growing with all our shareholders, employees, communities, consumers and customers.  I am proud of the wonderful volunteer work performed by thousands of Heinz employees and retirees to make our cities and communities better places to live and raise families.  In addition, the Heinz Company and its foundation supplement this volunteer activity by distributing annually approximately $10 million in cash and in kind contributions to our communities.

I’ve also been hearing from scores of customers and employees past and present from around the country who are aware of the good things happening at Heinz, and who recognize that we are clearly on the right side of this fight. With your help and the help of Heinz folks around the world, I know we will win this fight.

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     The following press release was issued by H. J. Heinz Company:

                  “The Good Food Company”

FOR RELEASE UPON RECEIPT

The “White Card is the Right Card” Ketchup Bottle

PITTSBURGH, July 18, 2006 – H.J. Heinz Company’s (NYSE: HNZ) 1,200 Pittsburgh-area employees poured on their support for the Company’s 12 qualified nominees for the Heinz Board of Directors Tuesday as Chairman, President and CEO William R. Johnson provided an update on the proxy contest with Nelson Peltz and his Cayman Islands-based hedge fund. Mr. Johnson thanked employees for their loyalty and hard work, and each employee received a bottle of Heinz® Ketchup with a customized label reading the “White Card is the Right Card.”

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On July 10, 2006, Heinz began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Shareholders are strongly advised to read Heinz’s proxy statement as it contains important information. Shareholders may obtain an additional copy of Heinz’s definitive proxy statement and any other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet Web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement are available for free at Heinz’s Internet Web site at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of Heinz’s proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz’s shareholders is available in Heinz’s definitive proxy statement.

ABOUT HEINZ: H.J. Heinz Company, offering “Good Food, Every Day(TM),” is one of the world’s leading marketers and producers of branded foods in ketchup and condiments; meals & snacks; and infant foods. Heinz delights consumers in every outlet, from supermarkets to restaurants to convenience stores and kiosks. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), HP(R) and Lea & Perrins(R), Ore-Ida(R) french fries and roasted potatoes, Boston Market(R) and Smart Ones(R) meals, and Plasmon(R) baby food. Heinz has leading brands in six core developed geographies and five developing geographies. Information on Heinz is available at www.heinz.com/news.

Media:

Ted Smyth:	412-456-5780
Michael Mullen:	412-456-5751 or Michael.mullen@us.hjheinz.com

Investors:
Jack Runkel:	412-456-6034

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